Exhibit 5.2

[Letterhead of Kasowitz, Benson, Torres & Friedman LLP]

February 11, 2005

BCP Crystal US Holdings Corp.
505 U.S. Highway 202/206, Suite 310
Bedminster, NJ  07921-1590

Ladies and Gentlemen:

We have been retained as counsel to BCP Crystal US Holdings Corp., a Delaware corporation (the “Company”), to Celanese Holdings LLC, a Delaware limited liability company (formerly BCP Crystal Holdings Ltd. 2) (the “Parent Guarantor”), and to certain subsidiaries of the Company named on Annex I attached hereto (individually, a “Subsidiary Guarantor” and, together with the Parent Guarantor, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $1,225,000,000 aggregate principal amount of 9 5/8 % Senior Subordinated Notes due 2014 and €200,000,000 aggregate principal amount of 10 3/8 % Senior Subordinated Notes due 2014 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities.  The Exchange Securities and the Guarantees will be issued under an indenture, dated as of June 8, 2004 (the “Initial Indenture”), among the BCP Caylux Holdings Luxembourg S.C.A. (“BCP Caylux”), the Parent Guarantor and The Bank of New York as trustee (the “Trustee”) a supplemental indenture, dated as of October 5, 2004 (the “US Holdco Supplemental Indenture”), among the Company, BCP Caylux, the Parent Guarantor and the Trustee and a supplemental indenture, dated as of October 5, 2004 (the “Subsidiary Guarantor Supplemental Indenture,” and, together with the Initial Indenture and the US Holdco Supplemental Indenture, the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee.  The Exchange Securities will be offered by the Company in exchange for $1,225,000,000 aggregate principal amount of outstanding 9 5/8 % Senior Subordinated Notes due 2014 and €200,000,000 aggregate principal amount of outstanding 10 3/8 % Senior Subordinated Notes due 2014 (the “Securities”).  This firm’s retention was for the sole purpose of rendering an opinion under Texas Law regarding the matters set forth below.

We have examined the Initial Indenture, the US Holdco Supplemental Indenture, and the Subsidiary Guarantor Supplemental Indenture (the “Indenture”) which has been filed with the Commission as an exhibit to the Registration Statement.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) each of Celanese Acetate LLC, Celanese Americas Corporation, Celanese Chemicals, Inc., Celanese Fibers Operations, Ltd., Celanese Holdings, Inc., Celanese International Corporation, Celanese Overseas Corporation, Celtran, Inc., CNA Funding LLC, CNA Holdings, Inc., FKAT LLC, Ticona Fortron Inc., Ticona, LLC, and Ticona Polymers, Inc. has duly authorized, executed and delivered the Subsidiary Guarantor Supplemental Indenture and (2) execution, delivery and performance by each of Celanese Acetate LLC, Celanese Americas Corporation, Celanese Chemicals, Inc., Celanese Fibers Operations, Ltd., Celanese Holdings, Inc., Celanese International Corporation, Celanese Overseas Corporation, Celtran, Inc., CNA Funding LLC, CNA Holdings, Inc., FKAT LLC, Ticona Fortron Inc., Ticona, LLC, and Ticona Polymers, Inc. of the Subsidiary Guarantor Supplemental Indenture and the Guarantee will not violate the law of the State of Delaware, federal laws of the United States, or any other applicable law (excepting the law of the State of Texas).

We have assumed further that (1) Ticona Celstran, Inc.  has duly authorized, executed and delivered the Subsidiary Guarantor Supplemental Indenture and (2) the execution, delivery and performance by Ticona Celstran, Inc. of the Subsidiary Guarantor Supplemental Indenture and the Guarantee do not and will not violate the law of Minnesota, federal laws of the United States, or any other applicable law (excepting the law of the State of Texas).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that under the laws of the State of Texas:

                1.             When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

                2.             When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees has been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with its terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of Texas and do not express an opinion as to the law of the State of Texas, or any other jurisdiction, as to the validity or enforceability of the provision in the Indenture providing that the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

We also consent to Simpson Thacher & Bartlett LLP's relying as to matters of Texas law on this opinion in connection with the opinion of Simpson Thacher & Bartlett LLP to be rendered in connection with the Registration Statement.

Very truly yours,

/s/ Paul J. Zoeller

Paul J. Zoeller

Annex I

Subsidiary Guarantors

Celanese Acetate LLC
Celanese Americas Corporation
Celanese Chemicals, Inc.
Celanese Fibers Operations, Ltd.
Celanese Holdings, Inc.
Celanese International Corporation
Celanese Ltd.
Celanese Overseas Corporation
Celanese Pipe Line Company
Celtran, Inc.
CNA Funding LLC
CNA Holdings, Inc.
FKAT LLC
Ticona Celstran, Inc.
Ticona Fortron Inc.
Ticona LLC
Ticona Polymers, Inc.